PROSPECTUS SUPPLEMENT NO. 6 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated November 21, 2023) Registration No. 333-260530

VINTAGE WINE ESTATES, INC.

5,977,957 Shares of Common Stock

__________________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 21, 2023 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K filed with the SEC on May 13, 2024 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 5,977,957 shares of our common stock, no par value per share (“common stock”), issued pursuant to the terms of those certain subscription agreements entered into (the “PIPE Investment”) in connection with the Business Combination (as defined in the Prospectus). As described in the Prospectus, the selling securityholders named therein (collectively, the “Selling Stockholders”) or their permitted transferees may offer and sell from time to time up to 5,977,957 shares of our common stock that were issued to the Selling Stockholders in connection with the closing of the PIPE Investment and the Business Combination.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VWE”. On May 10, 2024, the closing price of our common stock on Nasdaq was $0.35 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 13, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 08, 2024

Vintage Wine Estates, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40016	87-1005902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Concourse Boulevard
Santa Rosa, California		95403
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 289-9463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	VWE	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VWEWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 8, 2024, as a result of the Company's financial condition, the Company's Board of Directors approved a reduction in force affecting approximately 10% of the workforce. The Company expects the reduction in force to be substantially complete by the end of the fourth quarter of fiscal 2024. Cash expenditures for the reduction in force are estimated to be $0.6 million, substantially all of which are related to employee severance and benefits costs. Affected employees were informed of the reduction in force on or about May 10, 2024.

Item 2.05 of this report ("Item 2.05") contains "forward-looking statements" within the meaning established by the Private Securities Litigation Reform Act of 1995, which are identified by words such as "expects," "estimates," or "estimated," "expected," and other similar words, expressions, and formulations. Item 2.05 contains forward-looking statements regarding the timing and scope of the reduction in force and the amount and timing of the related charges. Many factors could affect the actual results of the reduction in force, and variances from the Company's current expectations regarding such factors could cause actual results of the reduction in force to differ materially from those expressed in these forward-looking statements. The Company presently considers the following to be a non-exclusive list of important factors that could cause actual results to differ materially from its expectations: estimates of employee headcount reductions; cash expenditures that may be made by the Company in connection with the reduction in force; and the number of outstanding unvested equity awards that will be canceled as a result of the reduction in force. A detailed discussion of these and other risks and uncertainties that could cause the Company's actual results to differ materially from these forward-looking statements is included in the documents that the Company files with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These forward-looking statements speak only as of the date of this Report, and the Company does not undertake any obligation to revise or update such statements, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.

Date:	May 13, 2024	By:	/s/ Kristina Johnston
Chief Financial Officer